As filed with the Securities and Exchange Commission on July ______, 2000.

                                                Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933


                            EAST COAST BEVERAGE CORP.
                       ------ ---------------------------
               (Exact name of registrant as specified in charter)

     Colorado                         2086                       84-1039267
 ----------------      ------------------------------------    --------------
 (State or other          (Primary Standard Classi-            (IRS Employer
 jurisdiction of              fication Code Number)              I.D. Number)
 incorporation)

                              1750 University Drive
                                    Suite 117
                          Coral Springs, Florida 33071
                                 (954) 796-8060
                          ----------------------------
                          (Address and telephone number
                         of principal executive offices)

                              1750 University Drive
                                    Suite 117
                          Coral Springs, Florida 33071

                   (Address of principal place of business or
                      intended principal place of business)

                                 John Calebrese
                              1750 University Drive
                                    Suite 117
                          Coral Springs, Florida 33071
                                 (954) 796-8060
                          ----------------------------
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

Title of each                       Proposed     Proposed
  Class of                          Maximum      Maximum
Securities          Securities      Offering    Aggregate    Amount of
  to be                to be        Price Per    Offering  Registration
Registered          Registered       Unit (3)     Price        Fee
----------          ----------    -------------  --------  ------------

Common stock       3,414,202(1)      $2.75     $9,389,056       2,479
Common stock         270,000(2)      $2.75        742,500         196
                   3,684,202                   ----------       -----
                                               10,131,556       2,675
                                               ==========       =====

(1)  Shares are offered by certain shareholders of the Company.
(2) Shares are offered by certain persons who hold options and warrants to purchase shares of the Company's common stock.

(3) Offering price computed in accordance with Rule 457 (c).

         Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the options or warrants as a result of any adjustment in the number of securities issuable by reason of the options or warrants.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                            EAST COAST BEVERAGE CORP.

                                  Common Stock

         This prospectus relates to the sale of up to 3,684,202 shares of the common stock of East Coast Beverage Corp. ("ECBC") by certain persons who either own or have the right to acquire shares of ECBC's common stock. These persons are sometimes referred to in this prospectus as the selling shareholders. See the section of this prospectus entitled "Selling Shareholders" for more information concerning the selling shareholders.

         These securities are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 7 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

    ECBC's common stock is listed on the OTC Bulletin Board under the symbol "ECBV".







                  The date of this prospectus is July __, 2000

                                TABLE OF CONTENTS
                                                                     Page

PROSPECTUS SUMMARY .............................                      5
RISK FACTORS ...................................                      7
COMPARATIVE SHARE DATA .........................                      8
MARKET FOR ECBC'S COMMON STOCK..................                     10
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
     OPERATIONS.................................                     11
BUSINESS ..........................                                  13
MANAGEMENT .....................................                     17
PRINCIPAL SHAREHOLDERS .........................                     26
SELLING SHAREHOLDERS ...........................                     28
DESCRIPTION OF SECURITIES ......................                     30
EXPERTS ........................................                     31
LITIGATION .....................................                     31
INDEMNIFICATION ................................                     32
ADDITIONAL INFORMATION .........................                     32
FINANCIAL STATEMENTS ...........................                      2


                            (The next page is page 5)

                               PROSPECTUS SUMMARY

      Prior to September 1999 ECBC did business under the name USA Service Systems, Inc. ("USA"). Between November 1998 and July 1999 USA provided retail stores and manufacturers with product assembly, product demonstrations, point - of - sale product displays, and inventory counts and audits. As of July 1999 USA had entered into letters of intent for the acquisition of four companies engaged in the same business as that conducted by USA. However, USA was unable to obtain approximately $4,000,000 in additional equity capital which was needed to finance these acquisitions. In July 1999 USA essentially discontinued its business and made plans to distribute its remaining assets (having a minimal value) to George Pursglove, a former officer and director of USA.

     Effective August 31, 1999 ECBC acquired all of the issued and outstanding shares of East Coast Beverage Corp., a Florida Corporation, in exchange for 5,040,000 shares of common stock. Following this transaction the former shareholders of East Coast Beverage owned approximately 93% of USA's common stock. In connection with this transaction the management of USA resigned and was replaced by the management of East Coast Beverage.

     ECBC's business involves the development, production and distribution of Coffee House USA(TM), a proprietary line of all natural, ready to drink ("RTD") bottled coffee drinks.

      ECBC sells its products through distributors and wholesalers to supermarkets, mass-marketers, convenience stores, drug store chains and oil company convenience stores. As of May 31, 2000 ECBC's products were being sold in 48 states.

      ECBC's offices are located at 1750 University Drive, Suite 117, Coral Springs, Florida 33071. ECBC's telephone number is (954) 796-8060 and its facsimile number is (954) 796-0802.

         All historical share data in this prospectus has been adjusted to reflect a 8.194595-for-one reverse split of ECBC's common stock, which was approved by ECBC's shareholders on February 22, 2000.

        As of May 31, 2000, ECBC had 8,961,596 shares of common stock outstanding. The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities previously issued by ECBC. See "Dilution and Comparative Share Data", "Selling Shareholders" and "Description of Securities".

The Offering

         This prospectus relates to the sale of up to 3,954,202 shares of ECBC's common stock by certain persons who either own or have the right to acquire shares of ECBC's common stock.

RISK FACTORS

         There are substantial risks associated with an investment in ECBC's common stock including, among others, ECBC's need for additional capital, intense competition and the fact that there is only a limited market for ECBC's common stock.

SUMMARY FINANCIAL INFORMATION

         The following sets forth certain financial data with respect to ECBC and is qualified in its entirety by reference to the more detailed financial statements and notes included elsewhere in this prospectus.

Statement of Operations Data:
----------------------------

                                       Year Ended          Three Months Ended
                                    December 31, 1999         March 31, 2000
                                    -------------------     -----------------

Revenues                              $4,403,499              $2,260,194
Cost of Sales                         (3,218,516)             (1,595,136)
Selling, General and Administrative
   Expenses                           (5,624,943)             (1,896,376)
Interest Expense and Financing Fees     (820,333)                (43,224)
                                   --------------                --------

Net (Loss)                           $(5,260,293)            $(1,274,542)
                                     ============            ============

Balance Sheet Data:
------------------
                                    December 31, 1999       March 31, 2000

Current Assets                         $2,516,671             $4,878,530
Total Assets                            3,195,992              5,585,719
Current Liabilities                     3,245,764              3,874,000
Total Liabilities                       5,646,764              4,574,000
Working Capital (Deficit)             (   729,093)             1,004,530
Shareholders' Equity (Deficit)         (2,449,772)             1,011,719

      Subsequent to March 31, 2000 ECBC sold 470,454 shares of common stock for $1,293,748 or $2.75 per share in a private offering.

      In May 2000 John Calebrese, ECBC's Chief Executive Officer, converted $701,250 of loans and accrued interest into 255,000 shares of ECBC's stock, for an effective conversion rate of $2.75 per share.

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Therefore, prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information set forth in this prospectus prior to making an investment.

         History of Losses. ECBC has incurred losses since it was formed in 1998. From the date of its formation through March 31, 2000, ECBC incurred net losses of approximately $(7,315,000). There can be no assurance that ECBC will be profitable.

         ECBC may need additional capital. This offering is being made on behalf of certain selling shareholders. ECBC will not receive any proceeds from the sale of the shares offered by the selling shareholders. ECBC will need to obtain additional capital in order expand its business. There can be no assurance that ECBC will be able to obtain any additional financing. The failure of ECBC to obtain additional capital on terms acceptable to it, or at all, may significantly restrict ECBC's proposed operations.

         Due to large inventory levels and receivables with extended payment terms ECBC has been slow in paying some of its obligations as they become due. Three creditors have filed lawsuits against ECBC seeking to recover approximately $448,000 claimed to be owed by ECBC to these creditors. Two of these creditors have obtained judgements totaling approximately $98,000 against ECBC. ECBC agreed to pay the third creditor $298,000 in a series of installments. ECBC has made two payments totaling $75,000 to this creditor but has defaulted in the payment of two subsequent installments.

         ECBC's future operations will be subject to all of the risks inherent in the establishment of a new business enterprise, including limited capital and possible delays in the expansion of ECBC's business. The likelihood that ECBC will succeed must be considered in light of the problems, expenses, and delays frequently encountered in connection with the development of new businesses. ECBC's operations may place significant strains on future management, staff, working capital, and financial control systems. The failure to maintain financial control systems, to recruit qualified staff or to respond effectively to difficulties encountered during expansion could have a material adverse effect on ECBC's business, financial condition and results of operations. There can be no assurance that ECBC's systems and controls or staff will be adequate.

         ECBC will compete with numerous other businesses which are involved in the sale of ready-to-drink beverages. Most of ECBC's competitors have greater name recognition and greater financial, management and marketing resources than those of ECBC.

     There is only a limited public market for the securities of ECBC. ECBC's common stock was approved for listing on the OTC Bulletin Board on July 11, 2000. Trades of ECBC's common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchases of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in any market that may develop for ECBC's common stock. As a result of the foregoing investors may find it more difficult to sell the shares of ECBC's common stock offered by this prospectus.

         ECBC has registered additional shares of its common stock. ECBC has filed a separate registration statement with the Securities and Exchange Commission to permit the public sale of up to 2,547,841 shares of common stock which are held by certain shareholders of ECBC. Should a market ever develop for ECBC's common stock, the public sale of these shares may depress the market price of ECBC's common stock.

                             COMPARATIVE SHARE DATA

         As of May 31, 2000 ECBC had 8,961,596 outstanding shares of common stock which had a net tangible book value (on a pro forma basis) of approximately $0.26 per share.

                                                Number of Shares

Shares outstanding as of May 31, 2000              8,961,596

Shares offered by selling shareholders (1)         3,684,202

Percentage of ECBC's common stock represented
by shares offered by this prospectus                     43%

Net tangible book value per share (on a pro forma
basis) as of May 31, 2000.                             $0.26

(1) Includes 270,000 shares issuable upon the exercise of options and warrants previously granted by ECBC.

      The purchasers of the securities offered by this prospectus will suffer an immediate dilution if the price paid for the securities offered is greater than the net tangible book value of ECBC's common stock.

      "Net tangible book value" (on a pro forma basis) gives effect to the sale of common stock and the conversion of loans subsequent to March 31, 2000 and is the amount that results from subtracting the total liabilities and intangible assets of ECBC from its total assets.

         As of May 31, 2000 ECBC had 8,961,596 shares of common stock issued and outstanding. The following table reflects the shares of common stock which may be issued by ECBC as the result of the exercise of options to be issued by ECBC.

                                                   Number of          Note
                                                      Shares        Reference

         Shares Outstanding                        8,961,596

         Shares issuable upon exercise of options    610,000            A
         held by officers and directors

         Shares issuable upon exercise of options  1,052,500            B
         held by others

     A. Options are held by the following officers and directors. All options are currently exercisable.

                     Shares Issuable       Option
                     Upon Exercise         Exercise
Name                    Of Option            Price          Expiration Date

John Calebrese          500,000             $2.75           01/05/05
Bruce Schames            60,000             $3.50     01/01/06 to 01/01/08
Bruce Schames            50,000             $2.75           04/26/05
                       --------
                        610,000

B.    Options are held by the following persons.

                        Shares Issuable       Option
                        Upon Exercise         Exercise             Expiration
Name                     of Options           Price                   Date
----                    -------------        ----------             --------

Arnold Rosen             100,000              $2.00                 10/30/00
Arnold Rosen              12,500              $3.50                 01/03/02
Melvin Leiner            250,000              $2.75                 04/26/05
Darren M. Marks          250,000              $2.75                 04/26/05
Continental Capital &
  Equity Corporation     200,000           $7.00/$10.00             Various

Solid ISG Capital
  Markets, LLC            85,000              $2.75                03/31/05
Other third parties      155,000           $3.50/$5.00     01/03/02 to 05/01/02
                      ----------
                       1,052,500

      Mr. Rosen received these options for extending loans of $200,000 to ECBC and for converting a $250,000 loan into shares of ECBC's common stock. See "Management-Transactions with Affiliates and Recent Sales of Securities". Arnold Rosen and persons affiliated with Mr. Rosen presently own approximately 12% of ECBC's common stock.

     Melvin Leiner and Darren Marks, who became employees of ECBC as of May 24, 2000, also control FPI, Inc., which owns approximately 7% of ECBC's common stock. See "Principal Shareholders".

      Continental Capital & Equity Corporation received options to purchase 200,000 shares of ECBC's common stock as partial consideration for providing consulting services to ECBC. Options to purchase 50,000 shares are exercisable at $7.00 per share, options to purchase 50,000 shares are exercisable at $8.00 per share, options to purchase the remaining 50,000 shares are exercisable at $9.00 per share and options to purchase 50,000 shares are exercisable at $10.00 per share. The options expire two years after the shares issuable upon the exercise of the options are available for public sale by means of a registration statement which has been declared effective by the Securities and Exchange Commission. By means of this registration statement ECBC is registering 100,000 shares of common stock issuable upon the exercise of these options.

         In connection with ECBC's sale of 2,233,832 shares of its common stock at a price of $2.75 per share, Solid ISG Capital Markets, LLC, acted as the sales agent with respect to the sale of 850,000 these shares. For its participation in this offering Solid ISG, received a commission a well as warrants to purchase 85,000 shares of ECBC's common stock at $2.75 per share. By means of this registration statement ECBC is registering the shares issuable upon the exercise of these warrants

         Up to 85,000 shares of common stock issuable upon the exercise of options held by other third parties are also being offered by means of this prospectus.

Shares Covered by Separate Registration Statement

         Up to 100,000 shares of common stock issuable upon the exercise of the warrants held by Continental Capital & Equity Corporation as well as 2,447,841 shares of common stock held by certain shareholders of ECBC, are being offered for public sale by means of a separate registration statement which has been filed with the Securities and Exchange Commission.

                         MARKET FOR ECBC'S COMMON STOCK

     As of May 31, 2000 there were approximately 400 owners of ECBC's common stock. On July 11, 2000 ECBC's common stock was approved for trading on the OTC Bulletin Board under the symbol "ECBV".

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of ECBC's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. ECBC has not paid any dividends and ECBC does not have any current plans to pay any common stock dividends.

         The provisions in ECBC's Articles of Incorporation relating to ECBC's preferred stock would allow ECBC's directors to issue preferred stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to ECBC's common stock. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         The following selected financial data should be read in conjunction with the more detailed financial statements, related notes and other financial information included in this prospectus.

Statement of Operations Data:
----------------------------
                                       Year Ended           Three Months Ended
                                    December 31, 1999         March 31, 2000
                                    -------------------     -----------------

Revenues                              $4,403,499              $2,260,194
Cost of Sales                         (3,218,516)             (1,595,136)
Selling, General and Administrative
   Expenses                           (5,624,943)             (1,896,376)
Interest Expense and Financing Fees     (820,333)                (43,224)
                                   --------------                --------

Net (Loss)                           $(5,260,293)            $(1,274,542)
                                     ============            ============

Balance Sheet Data:
------------------
                                    December 31, 1999       March 31, 2000

Current Assets                         $2,516,671             $4,878,530
Total Assets                            3,195,992              5,585,719
Current Liabilities                     3,245,764              3,874,000
Total Liabilities                       5,646,764              4,574,000
Working Capital (Deficit)             (   729,093)             1,004,530
Shareholders' Equity (Deficit)         (2,449,772)             1,011,719

Results of Operations

Period From Inception (March 25, 1998) to December 31, 1998

      ECBC first began shipping product in December 1998. During this period ECBC's gross profit ratio was 28%.

      The primary components of selling, general and administrative expenses during this period were:

                  Salaries and Contract Labor          $432,997
                  Travel and Marketing                  $42,991
                  Organization Expenses                $146,683

Year Ending December 31, 1999

      ECBC did not begin shipping product until December 1998. As a result, comparisons cannot be made between operations for fiscal 1999 and the prior period.

      During the year ended December 31, 1999 ECBC had losses of $(5,260,293). During the year ECBC's gross profit margin of 26.9% was significantly below anticipated levels due to costs associated with start up expenses and initial inefficiencies in production, product mixing and purchasing.

      Promotion and advertising costs during the year were unfavorably impacted by product introduction costs, slotting fees for product placement in retail stores and higher (relative to sales volumes) first year marketing programs. The high level of professional and consulting expenses during the year is the result of business development and ECBC's first full year of operations.

      During the latter part of 1999 ECBC began to bring its expenses under control and management is continuing its efforts to lower product costs and operating expenses.

Three Months Ending March 31, 2000

      For the quarter ended March 31, 2000, ECBC had a gross profit margin of 29.4% which was an improvement over fiscal 1999 but is still below desired levels. Better product sourcing, manufacturing efficiencies and additional funding are anticipated to improve sales levels and margins.

      The high level of freight is the result inventory transfers pending installation of new specialized wrapping equipment. The return to a more economical production method is expected during the next quarter.

      The higher level of depreciation is largely attributable to the increases in ECBC's assets, primarily coolers and display equipment.

      Promotion, advertising and selling expenses reflect the "expansion" mode of the business, with costs incurred for market introduction, additional slotting fees for product placement at new locations and customer development.

Liquidity and Sources of Capital

      ECBC's operations used $4,534,530 in cash during the year ended December 31, 1999. During fiscal 1999 ECBC spent $777,247 to purchase property and equipment. ECBC funded its cash requirements during this year with loans from John Calebrese, ECBC's Chief Executive Officer, loans from third parties, and the sale of ECBC's common and preferred stock.

      During the three-months ended March 31, 2000 ECBC's operations used $1,935,506 in cash and ECBC spent $78,175 on the purchase of property and equipment. Cash required during this three month period was generated through sales of ECBC's common stock and borrowings from ECBC's Chief Executive Officer and third parties.

      During the seven months ending December 31, 2000 ECBC anticipates that its capital requirements will be as follows:

                  Payment of Outstanding                $1,906,000
                    Liabilities

                  Fund Inventory and Receivables         2,041,000

                  Purchase Equipment                       950,000

                  Other                                    651,000
                                                           -------

                                                        $5,548,000

        ECBC does not have any bank lines of credit, inventory or receivable financing, or any other traditional financing arrangements. ECBC expects to obtain additional capital through the private sale of ECBC's common stock or from borrowings from private lenders and/or financial institutions. There can be no assurance that ECBC will be successful in obtaining any additional capital which may be needed.

      In the event ECBC suffers future losses, ECBC may need to obtain additional sources of capital in order to continue operations.

                                    BUSINESS

      ECBC is a Colorado corporation which prior to September 1999 did business under the name USA Service Systems, Inc. ("USA"). Between November 1998 and July 1999 USA provided retail stores and manufacturers with product assembly, product demonstrations, point - of - sale product displays, and inventory counts and audits.

      As of July 1999 USA had entered into letters of intent for the acquisition of four companies engaged in the same business as that conducted by USA. However, USA was unable to obtain approximately $4,000,000 in additional equity capital which was needed to finance these acquisitions. In July 1999 USA essentially discontinued its business and made plans to distribute its remaining assets (having a minimal value) to certain officers and directors of USA.

      Effective August 31, 1999 USA acquired all of the issued and outstanding shares of East Coast Beverage Corp. in exchange for 5,040,000 shares of USA's common stock. In connection with this transaction the management of USA resigned and was replaced by the management of ECBC. ECBC's business now involves the development, production and distribution of Coffee House USA(TM), a proprietary line of all natural, ready to drink ("RTD") bottled coffee drinks.

      Coffee is the number one drink in the world, with Americans alone consuming over $5.8 billion in 1997. According to the National Coffee Association in 1998 over 108 million Americans drank an espresso, cappuccino, latte or iced coffee, a 35% increase over the previous year. Three years ago, frozen coffee drinks came into the market and the consumption of frozen coffee has doubled every year. However, the drawback with frozen coffees is they must be consumed immediately and could not be sold to the mass market. From this evolved the RTD (ready to drink) Iced Coffee category, which in a few years has become the fastest growing segment in the New Age category with an increase of 153% in 1997 and 83% in 1998. The New Age category refers to premium-priced beverages that were created to respond to emerging consumer trends and interest.

      Sales by category of New Age Beverages are summarized below:

                                                         Year Ending 1998
       NEW AGE BEVERAGES                                 (in millions)

       RTD SS Fruit beverages (Tropicana, Very Fine)     $2,125      27.5%
       RTD PET bottled waters (Perrier Group, Geyser)     1,500      19.4%
       Sports Beverages (Gatorade, Powerade, All Sport)   1,510      19.5%
       RTD Teas (Snapple, Arizona, Mystic, Lipton)        1,340      17.4%
       Sparkling flavored waters (Talking Rain)             450       5.8%
       Premium Soda                                         360       4.6%
       RTD Coffee (Starbucks, regional brands)              200       2.6%
                                                        -------

                     SUBTOTAL NEW AGE                    $7,485


       Nutrient Enhanced Drinks                             100       1.3%
       Fresh Packed Juices                                   55        .7%
       Smoothies                                             45        .6%
       Vegetable/Fruit Juice Blends                          20        .3%
       All Other                                             25        .3%
                                                         ------

                                  TOTAL                  $7,730
                                                        =======

Products

      ECBC's products are more than just a cold coffee, tasting like a milkshake, and is marketed as such. It can be substituted at any occasion where a milkshake might be used - with a hamburger at lunch, as a stand-alone snack, etc. ECBC's iced coffee is naturally flavored and enhanced with whole milk and rich coffee bean extract. ECBC's products are all natural, low in fat, visually exciting, have a broad spectrum of flavors, and have a two year shelf life.

      ECBC's products can be differentiated with those of competitors by its taste, advanced technological Fuji wrap and ECBC's proprietary glass container. Each of the flavors used by ECBC has gone through extensive consumer tasting and approval. ECBC's iced coffee comes in the following flavors:

            Cinnamon, Mocha, Vanilla Mousse, Regular, Hazelnut, Toasted Almond, German Chocolate, and Banana's Foster

      ECBC's proprietary formulas for its products are trade secrets and ECBC requires its manufacturers, employees, brokers and consultants to sign confidentiality agreements. ECBC's glass container is also proprietary and design protected.

Production

      ECBC does not own or operate any manufacturing facilities, but rather outsources manufacturing and bottling to third party copackers. Outsourcing provides ECBC production flexibility and capacity and allow management to focus its energy and resources on marketing and sales while avoiding the costs and risks associated with production .

      ECBC's products are manufactured using ECBC's proprietary formulas. Copackers may not produce products for any other customer using these formulas. ECBC purchases flavor, nutrient, and packaging raw materials for delivery to the copacker.

      ECBC's copackers have the capacity to produce 70,000 cases a day and are able to fulfill ECBC's planned production needs for at least the next three years. If ECBC's growth exceeds the production capacity of its copackers, or they were unable or unwilling to continue production, ECBC believes it could locate other copackers to meet its production needs without any serious disruption to ECBC's operations.

      The copackers produce and package ECBC's products in accordance with Standard Operating Procedures for Good Manufacturing Practice specified by the Food and Drug Administration.

      Since shipping its first product ECBC has been able to improve its purchasing and production process thereby reducing product costs by over $1.00 per case. Additionally, improved cash flow has enabled ECBC, beginning in June 1999, to eliminate its factoring agreements resulting in significant savings .

      ECBC does not have any credit line with any bank. Should ECBC's growth exceed what is anticipated, a line of credit may be required to cover working capital needs.

Distribution and Marketing

      ECBC uses a network of distributors to market its iced coffee beverage. Certain distributing companies used by ECBC have long term relationships with major grocery chains and as a result, are capable of rapidly gaining access into chain shelves at reduced rates.

      Other distributors are dominant in the convenience/deli/single serve business that is essential in building a brand from the ground up. The distributors in each territory have been selected based on their impact in the territory, financial strength, commitment to building the brand and expertise in specific distribution venues. In many cases, ECBC will employ two distributors to launch the product in a specific region, allowing each to focus on their respective area of distribution expertise.

      ECBC has recently engaged Super Value (Emerald and Portland Bottling) to bring its products to Asia, South America and Europe.

      During the year ended December 31,1999 mass and super markets accounted for approximately 70% of total revenues, sales to convenience stores represented 28% of revenues and foreign sales represented the remainder. It is expected that foreign sales will account for 35% of total sales once ECBC's international network is established.

      ECBC  sells  its  products   through   distributors   and  wholesalers  to
supermarkets, convenience stores, drug store chains and oil company convenience stores. As of May 31, 2000 ECBC's products were being sold in 48 states.

      ECBC believes that there may be an opportunity to distribute its products to a number of national retail food and beverage chains under private labeling agreements.

      ECBC plans to use a combination of print billboards and radio advertising, with emphasis on regional and special interest publications, such as those targeted towards mainstream consumers, to increase consumer awareness and demand for its products. The advertising selected will coincide with the established channels and points of distribution.

      Free samples will be distributed to consumers, store managers, store employees and caterers to generate product awareness.

      Paper point of sale items will be made available to enhance product visibility and exposure. Other promotional items, such as drink coolers will be made available on a co-op basis to enhance product visibility and exposure.

      ECBC also plans to participate as an exhibitor at all major retail trade and distributor shows.

Competition

      ECBC's products compete with the following brands:

National Brands

       Starbucks "Frappuccino" - Distributed exclusively by Pepsi-Cola. Three flavors available in glass bottles. Sold in supermarkets in four packs only. Shelf life is 3 months.

Regional Brands

       "Ghirardelli Iced Coffees" - Limited nationwide - Only two flavors available in cans.

       "Havana Iced Cappuccino" - Scattered distribution in New England and Mid-Atlantic- 3 flavors available in cans.

       "Main Street Cafe' Iced Lattes" - Manufactured by GehI's Guernsey Farms - 5 flavors available in cans -scattered distribution.

"The Coffee" - by Pokka Beverages, Inc. California - Scattered distribution -3 flavors available in cans.

       "America's Best" - Available in Northeast only - 5 flavors available in both glass and cans.

       "Jamaica Gold" - Distributed in Northwest -3 flavors available in cans

   New Entries

       Procter  and  Gamble  is  testing  a  new  product  called   "Jakada"  in
       California.   The  results  so  far  are  extremely   positive;   rollout
       information is not available.

       Coca-Cola is attempting to trademark the name "Javalait", identified as a frozen coffee drink. No other information is known at this time.

Research and Development

      A number of new products are undergoing laboratory tests and nearing completion. These products include a dietary line and new flavors, as well as a coffee based nutraceutical line. ECBC is also considering the development of a Decaf product.

Employees and Offices

         As of May 31, 2000, ECBC employed twenty-three persons on a full-time basis. Seven employees serve in management or administrative capacities, and the remainder are hourly workers in ECBC's operations. None of ECBC's employees are covered by a collective bargaining agreement. ECBC has never experienced an organized work stoppage, strike or labor dispute. Management considers ECBC's relations with its employees to be good.

         ECBC leases a 1,200 square foot production and office facility in Coral Springs, Florida at an annual rent of $14,000. The lease on this facility expires in April 30, 2001.

                                   MANAGEMENT

      The following sets forth certain information  concerning the management of
ECBC:

Name                    Age           Position with Company

John Calebrese           47           Chief Executive Officer and a Director

Alex Garabedian          46           President

Edward Shanahan          47           Vice President - Eastern Division

John Daumeyer            59           Vice President - Central Division

William Perry Maxwell    59           Vice President - Western Division

Bruce S. Schames         53           Chief Financial Officer

Drew Carver              53           Vice President -Business Development

Edith G. Osman           50           Director

      John Calebrese has been an officer and director of ECBC since March 1998. From 1993 to 1995 Mr. Calebrese was a broker for Arizona Beverage Company (Arizona Iced Tea) in the Florida market. From 1980 to 1992 Mr. Calebrese was an officer of A & C Italian Bakery, a large Italian wholesale bakery which was sold to Ferrara's of New York in 1990. From 1981 to 1984 Mr. Calebrese opened a number of deli/restaurants which were purchased by Subway in 1984. During this period of time Mr. Calebrese also developed the concept for ECBC's ready-to-drink iced coffee beverages. From 1990 to 1993 Mr. Calebrese developed and marketed an iced coffee beverage which was acquired in 1993 by Lewis and Clark Snake River.

      Alex Garabedian has been the President of ECBC since October 1998. From 1968 to 1997 Mr. Garabedian was President and Chief Executive Officer of Fine Distributing, a subsidiary of Hagameyer, a large multi-national food distributor.

      Edward Shanahan has been an officer and director of ECBC since October 1998. From 1993 to 1994 Mr. Shanahan served as Vice President of Sales and Marketing for Westmark, Inc./Clearly Canadian where he was responsible for product distribution in seven states. While at Westmark, Mr. Shanahan was responsible for sales, pricing, packaging, distribution, brand management, media advertising and key account development. From 1976 to 1993 Mr. Shanahan worked for Coca-Cola Enterprises, Inc. in various capacities.

     John Daumeyer has been an officer of ECBC since October 1998. From 1995 to 1997 Mr. Dauymeyer was Vice President of Geyser Bottled Water Company. From 1993 to 1995 Mr. Dauymeyer was Vice President of Sales, Western Division for Arizona Iced Tea. In the late 1960's Mr. Dauymeyer was a co-founder of Wendy's Old Fashioned Hamburger Restaurants and served as President and General Manager of Wendy's.

      William Perry Maxwell has been an officer of ECBC since 1998. From 1991 to 1993 Mr. Maxwell was Vice President of Sales for the William Hoelskin company, a food broker. From 1993 to 1998 Mr. Maxwell was Vice President for the Arizona Beverage Company where he was responsible for developing Arizona's distributor network.

     Drew Carver has been an officer of ECBC since October 1998. From 1990 to 1993 Mr. Carver was National Sales Manager for Arizona Iced Tea. From 1993 to 1998 Mr. Carver was employed by the Geyser Bottled Water Company as Vice President of Sales.

     Bruce S. Schames has been ECBC's Chief Financial Officer since April 2000. From January 1999 to April 2000 Mr. Schames operated his own Certified Public Accounting practice. From September 1994 to December 1998 Mr. Schames was the Chief Accounting Officer for Sims Communications, Inc. (now named Medcom USA, Incoporated).

     Edith G. Osman has been a director of ECBC since January 2000. Ms. Osman has been a practicing attorney since 1984. Ms. Osman is presently a shareholder of the law firm of Carlton Fields in Miami, Florida. Ms. Osman is also the current president of the Florida Bar (president-elect 1998-1999) and is a former member of the Florida Bar Board of Governors.

     All of ECBC's officers devote substantially all of their time on ECBC's business. Ms. Osman, a director, devotes only a minimal amount of time to ECBC.

Change in Management

         In September 1999, and in connection with the acquisition of East Coast Beverage Corp., George Pursglove, Chet Howard, Douglas Maclellan and William Solfisburg resigned as officers and directors and were replaced with the present management of ECBC.

Executive Compensation

         The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of ECBC and (ii) by each other executive officer of ECBC who received in excess of $100,000 during the fiscal year ended December 31, 1999.

                                                Other         Re-
                                                Annual     stricted
                                               Compen-       Stock   Options
      Name and   Fiscal   Salary    Bonus        sation    Awards    Granted
Principal Position          Year       (1)        (2)          (3)      (4)
------------------        ------    --------   --------     ------------------
(5)

John Calebrese,  1999   $250,000        --       --           --         --
Chief Executive  1998   $125,000        --       --           --         --
Officer

Alex Garabedian, 1999   $125,000        --       --           --         --
President        1998    $62,500        --       --         $325         --

Edward Shanahan  1999   $125,000   $13,000   $6,000           --         --
Vice President   1998  $  25,000        --       --         $195         --

(1)   The dollar value of base salary (cash and non-cash) received.
(2) The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represent car allowances.

(4) During the year ending December 31, 1999, the value of the shares of ECBC's common stock issued as compensation for services.

(5) The shares of common stock to be received upon the exercise of all stock options granted during the year ending December 31, 1999.

      The table below shows the number of shares of ECBC's common stock owned by the officers listed above, and the value of such shares as of December 31, 1999. Since there is presently no market for ECBC's common stock, the shares owned by such persons at December 31, 1999 were valued at $2.75 per share, which is equal to the price at which ECBC was selling shares of its common stock to private investors during December 1999.

      Name                       Shares               Value
      ----                       ------               -----
      John Calebrese           1,832,972 (1)      $5,040,673
      Alex Garabedian            325,000             893,750
      Edward Shanahan            195,000             536,250

(1) Subsequent to December 31, 1999 Mr. Calebrese acquired additional shares of the Company's common stock and transferred shares of common stock to various persons. See "Transactions with Affiliates and Recent Sales of Securities" below.

Employment Contracts

    ECBC has employment agreements with the following officers:

                    Expiration of
                    Employment
Name                  Agreement                   Compensation

John Calebrese        1-27-02       Annual  salary of  $200,000,  monthly car
                                    allowance  of $600,   monthly  medical
                                    insurance   reimbursement  of $1,200,  and
                                    options to purchase 500,000 shares of ECBC's common stock at a price of $2.75 per share at any time prior to January 2005.
                                    Mr. Calebrese will be entitled to a bonus equal to 35% of his annual salary in the event ECBC has sales (net of returns and allowances) of at least $30,000,000 during 2000, $65,000,000 during 2001, and
                                    $125,000,000 during 2002.

Alex Garabedian       1-27-02       Annual  salary of  $155,000,  monthly car
                                    allowance of  $1,150,  monthly  medical
                                    insurance reimbursement of $1,200 and
                                    325,000  shares of ECBC's common  stock. Mr.
                                    Garabedin will be entitled to a bonus equal to 35% of his annual salary in the event ECBC has sales (net of returns and allowances) of at least $30,000,000 during 2000, $65,000,000 during 2001, and
                                    $125,000,000  during 2002.

Edward Shanahan 10-26-00            Annual salary of $125,000,
                                    a monthly car allowance of $500, a one time signing bonus of $10,000, and 195,000 shares of ECBC's common stock.

John Daumeyer   10-19-00            Annual salary of $95,000,
                                    a monthly car allowance of $500, a one time signing bonus of $7,500, and 130,000 shares of ECBC's common stock.

William Perry Maxwell 10-31-00      Annual  salary  of
                                    $85,000,  a monthly car allowance of $500, a
                                    one  time  signing  bonus  of  $7,500,   and
                                    130,000 shares of ECBC's common stock.

Drew Carver   10-10-00              Annual salary of $95,000,  a
                                    monthly car allowance of $500, a one time signing bonus of $10,000, and 130,000 shares of ECBC's common stock.

Bruce Schames  04-01-03             Annual salary of $85,000 to
                                    be increased each year by a minimum of 6%, plus options to purchase 60,000 shares of ECBC's common stock at a price of $3.50 per share. The options vest over a three year period.

Long Term Incentive Plans - Awards in Last Fiscal Year

      None

Employee Pension, Profit Sharing or Other Retirement Plans

      Except as provided in ECBC's employment agreements with its executive officers, ECBC does not have a defined benefit, pension plan, profit sharing or other retirement plan, although ECBC may adopt one or more of such plans in the future.

Compensation of Directors

      Standard Arrangements. At present ECBC does not pay its directors for attending meetings of the Board of Directors, although ECBC expects to adopt a director compensation policy in the future. ECBC has no standard arrangement pursuant to which directors of ECBC are compensated for any services provided as a director or for committee participation or special assignments.

      Except as disclosed elsewhere in this prospectus no director of ECBC received any form of compensation from ECBC during the year ended December 31, 1999.

Stock Option and Bonus Plans

      ECBC has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows. In some cases these three Plans are collectively referred to as the "Plans".

Incentive Stock Option Plan.
---------------------------

      The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 500,000 shares of ECBC's common stock. The Incentive Stock Option Plan will remain in effect until January 10, 2010 unless terminated earlier by action of the Board. Only officers, directors and key employees of ECBC may be granted options pursuant to the Incentive Stock Option Plan.

       In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

      1.  Options granted pursuant to the Plan must be exercised no later than:

      (a) The expiration of thirty (30) days after the date on which an option holder's employment by ECBC is terminated.

      (b) The expiration of one year after the date on which an option holder's employment by ECBC is terminated, if such termination is due to the Employee's disability or death.

      2. In the event of an option holder's death while in the employ of ECBC, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

      3. The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of ECBC may not be exercisable by its terms after five years from the date of grant.

      5. The purchase price per share of common stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of ECBC's common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning ECBC's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan.
-------------------------------

      The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 1,500,000 shares of ECBC's common stock. The Non-Qualified Stock Option Plan became effective on January 10, 2000. ECBC's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of ECBC's common stock on the date the option is granted.

      Options granted pursuant to the Plan not previously exercised terminate upon the first to occur of the following dates:

      (a) The expiration of one year after the date on which an option holder's employment by ECBC is terminated (whether termination is by ECBC, disability or death); or

      (b) The expiration of the option which occurs five (5) years from the date the option was granted.

      In the event of an option holder's death while in the employ of ECBC, his legatees or distributees may exercise the option as to any of the shares not previously exercised prior to the option's expiration.

Stock Bonus Plan.
----------------

      Up to 250,000 shares of common stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, ECBC's employees, directors, officers, consultants and advisors are eligible to receive a grant of ECBC's shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other Information Regarding the Plans.
-------------------------------------

      The Plans are  administered  by ECBC's  Board of  Directors.  The Board of
Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of ECBC or the period of time a non-employee must provide services to ECBC. At the time an employee ceases working for ECBC (or at the time a non-employee ceases to perform services for ECBC), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of underlying options may be paid through the delivery of shares of ECBC's common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

      Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      The Board of Directors of ECBC may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of common stock which may be issued pursuant to the Plans except in the case of a reclassification of ECBC's capital stock or a consolidation or merger of ECBC; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary.
-------

      The following sets forth certain information as of May 31, 2000, concerning the stock options and stock bonuses granted by ECBC. Each option represents the right to purchase one share of ECBC's common stock.

                                Total        Shares                 Remaining
                                Shares    Reserved for   Shares      Options/
                               Reserved   Outstanding   Issued As     Shares
Name of Plan                  Under Plan    Options    Stock Bonus  Under Plan

Incentive Stock Option Plan     500,000      60,000         N/A      440,000
Non-Qualified Stock Option
Plan                          1,500,000   1,050,000         N/A      450,000
Stock Bonus Plan                250,000         N/A      10,000      240,000

    ECBC did not grant any options or stock bonuses to any officer or director during the year ended December 31, 1999. Subsequent to December 31, 1999 ECBC granted John Calebrese and Bruce Schames options to purchase shares of common stock. See "Comparative Share Data" for information concerning these options. Subsequent to December 31, 2000 ECBC also granted Mr. Schames a bonus of 10,000 shares of common stock.

Other Options

    See "Comparative Share Data" for information concerning other options granted by ECBC. These options were not granted pursuant to ECBC's Incentive or Non-Qualified stock option plans.

Transactions with Affiliates and Recent Sales of Securities

      ECBC has issued shares of its to the persons, in the amounts, and for the consideration set forth in the following table. The amounts have been adjusted to reflect the shares issued to the former shareholders of East Coast Beverage Corp. in connection with the August 1999 acquisition of East Coast Beverage Corp. and the 8.194595 for - one reverse split approved by the shareholders of ECBC on February 22, 2000:

                                         Number                          Note
       Name               Date           of Shares    Consideration    Reference

John Calebrese         3/01/98         2,411,454      Services rendered     A
Alex Garabedian        9/10/98           325,000      Services rendered     B
Edward Shanahan       10/26/98           195,000      Services rendered     B
John Daumeyer         10/19/98           130,000      Services rendered     B
William Perry Maxwell 11/02/98           130,000      Services rendered     B
Drew Carver           10/10/98           130,000      Services rendered     B
FPI, Inc               1/29/99           700,000      Services rendered
Arnold Rosen           8/01/99            66,666      Services rendered     C
Arnold Rosen          08/31/99           250,000      Modification of
                                                      loan terms            C
Arnold Rosen          09/01/99            34,000      Consulting services   C
Arnold Rosen          10/20/99            15,000      Extension of maturity
                                                      of loan               C
John Calebrese         1/10/00           694,973      Payment of loan       D
Raygard Enterprises    1/10/00           190,000      Conversion of loan    E

Arnold Rosen           1/11/00           126,192      Conversion of loan    C
John Calebrese         5/15/00           255,000      Conversion of loan    F

     A. Subsequent to March 1, 1998 Mr. Calebrese sold 428,812 shares to Genco Overseas Ventures Limited and 428,812 shares to Aicon Investments, Limited. Subsequent to March 1, 1998 Mr. Calebrese also assigned shares of ECBC's common stock to FPI, Inc., Arnold Rosen and other third parties. See "Principal Shareholders".

     B. Shares were issued as part of the compensation provided in the employment agreement with this person.

      C. Between March and May 1999 East Coast Beverage Corp. sold 1,000 shares of its Series A preferred stock to a group of private investors for $1,000,000. All Series A preferred shares were subsequently converted into shares of the common stock of East Coast Beverage Corp. In connection with the acquisition of East Coast Beverage Corp. the former Series A preferred shareholders received 751,879 shares of ECBC's common stock. Arnold Rosen, a principal shareholder and a consultant to ECBC, together with his wife and their respective IRA accounts, purchased 520 of the Series A preferred shares.

      Between May and August 1999 ECBC borrowed $1,000,000 from Mr. Rosen. The loan from Mr. Rosen enabled ECBC to fund a level of operations associated with increased orders. The loans are represented by a series of convertible notes (the "Notes") which bear interest at 12% per annum and are due and payable in April 2000. The Notes originally provided Mr. Rosen with certain rights (i) with respect to payment if ECBC was sold, (ii) conversion of the notes into ECBC stock, and (iii) under certain circumstances, to a percentage of ECBC's net income.

      In exchange for 250,000 shares of ECBC's common stock, ECBC and Mr. Rosen agreed to the following modifications to the terms of the Notes:

o ECBC would repay Mr. Rosen $400,000, plus accrued interest, prior to September 30, 1999.

o An additional $300,000 plus accrued interest would be repaid to Mr. Rosen prior to October 15, 1999.

o The remaining $300,000, plus accrued interest would be payable on or before April 1, 2000.

o The rights (i) to receive, under certain circumstances, a percentage interest in ECBC's net income; and (ii) to receive 150% of the unpaid principal if ECBC was sold, were terminated.

o The right to convert up to $300,000 of the amount owed to Mr. Rosen into such number of shares of ECBC's common stock as may be determined by dividing the amount to be converted by $2.75. On January 11, 2000 Mr. Rosen converted $250,000 owed to him by ECBC, plus $2,383 in accrued interest, into 126,192 shares of ECBC's common stock.

      On October 20, 1999 ECBC paid Mr. Rosen $50,000 toward a $300,000 loan which was due to be paid by October 15, 1999 and issued Mr. Rosen 15,000 shares of ECBC's common stock for extending the maturity of the remaining amount of this loan until January 15, 2000.

      In September 1999 ECBC issued Mr. Rosen 34,000 shares of common stock in consideration for consulting services provided to ECBC.

      D. On January 10, 2000 John Calebrese converted $1,750,000 of advances to ECBC, plus accrued interest of approximately $160,000 into 694,973 shares of ECBC's common stock. The advances were made between March 1998 and October 1999, were unsecured and bore interest at 10% per year.

      E. On January 10, 2000 ECBC issued 190,000 shares of common stock to Raygard Enterprises of South Florida, Inc. in settlement of $400,000 loaned to ECBC by Raygard. The amount owed to Raygard was due on July 1, 2000, was unsecured and bore interest at 10% per year.

      F. On May 15, 2000 John Calebrese converted $701,250 of advances and accrued interest into 255,000 shares of ECBC's common stock. The funds were borrowed from Mr. Calebrese between June and October 1999 and were used by ECBC for working capital purposes. The loan from Mr. Calebrese bore interest at 10% per annum, was due on demand and was unsecured.

      On January 25, 1999, ECBC entered into a consulting agreement with F.P.I., Inc., a principal shareholder. Pursuant to the terms of this agreement FPI provides ECBC with consulting services and assistance with financial growth strategies. During the year ended December 31, 1999 ECBC issued 700,000 shares of common stock to FPI and paid FPI approximately $438,000 in cash for consulting services. During the three month period ending March 31, 2000 ECBC has paid FPI approximately $137,000 in cash for assisting the Company in raising capital. See "Comparative Share Data" for information concerning options granted to Melvin Leiner and Darren Marks, who control FPI, Inc.

Between September 1999 and May 31, 2000 ECBC sold 2,233,832 shares of its common stock to a group of private investors at a price of $2.75 per share. ECBC plans to file a separate registration statement with the Securities and Exchange Commission so as to permit the public sale of these shares.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of May 31, 2000, information with respect to the only persons owning beneficially 5% or more of the outstanding common stock and the number and percentage of outstanding shares owned by each director and officer and by the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                     Shares of
Name and Address                Common Stock (1)     Percent of Class
----------------                ----------------     -----------------

John Calebrese                   1,910,943                21.3%
1750 University Drive
Suite 117
Coral Springs, Florida 33071

Alex Garabedian                    325,000                 3.6%
1750 University Drive
Suite 117
Coral Springs, FL  33071

Edward Shanahan                    195,000                 2.2%
78 Harrington Ridge Road
Sherborn, MA 01770

John Daumeyer                      130,000                 1.5%
8621 Brookridge Dr.
West Chester, OH 45069

William Perry Maxwell              130,000                 1.5%
2679 Corey Place
San Ramon, CA 94583

Drew Carver                        130,000                 1.5%
3852 E. Keresan
Phoenix, AZ 85044

Bruce Schames                       10,000                  Nil
1750 University Drive
Suite 117
Coral Springs, FL  33071

Edith G Osman                       22,556                 0.3%
808 Brickle Key Blvd., #2301
Miami, FL  33131

Arnold Rosen                     1,080,940 (2)              12%
7138 Ayrshire Lane
Boca Raton, FL 33496

                                   Shares of
Name and Address                Common Stock         Percent of Class

FPI, Inc.                          607,494                 6.8%
Mizner Park Corporate Center
433 Plaza Real, Suite 275
Boca Raton, FL 33445

Genco Overseas Ventures Limited    428,812 (3)             4.8%
1500 Northwest 65th Ave.
Plantation, FL 33313

Acion Investments, Limited         428,812 (3)             4.8%
1500 Northwest 65th Ave.
Plantation, FL 33313

All Officers and Directors       2,853,199                31.8%
  as a Group (8 persons)

(1) Excludes shares issuable upon the exercise of options held by the following persons. See "Comparative Share Data" for information concerning the terms of these options.

                               Shares Issuable Upon
Name                            Exercise of Option

John Calebrese                     500,000
Bruce Schames                      110,000
Arnold Rosen                       112,500
FPI, Inc.                          500,000 (4)

(2) Includes shares held by Mr. Rosen, Mr. Rosen's wife, and their respective IRA accounts.
(3) Jack Namer is the controlling person of this shareholder and is therefore the beneficial owner of the shares held of record by this shareholder.
(4) Options are held by Melvin Leiner and Darren Marks who are employees of ECBC as well as controlling shareholders of FPI, Inc.

      The percentage ownership for each shareholder in the foregoing table has been computed without including any shares issuable upon the exercise of any options or warrants.

                              SELLING SHAREHOLDERS
The Offering

      This prospectus relates to the sale of shares of ECBC's common stock:

o issuable upon the exercise of warrants and options which were previously issued by ECBC, and
o held by certain persons who either purchased the shares from ECBC in private offerings, received the shares for services provided to ECBC, or received the shares in settlement of amounts owed to these persons by ECBC.

      The holders of the warrants and options, to the extent they exercise the warrants or options, and the owners of the common stock described above are referred to in this prospectus as the selling shareholders. One of the selling shareholders, Solid ISG, Capital Markets, LLC, is a registered broker/dealer. To the knowledge of ECBC, none of the other selling shareholders is affiliated with a broker-dealer. ECBC has agreed to pay the expenses associated with registering the shares to be sold by the selling shareholders.

      ECBC has agreed with Solid ISG Capital Markets, LLC to file a registration statement, of which this prospectus is a part, to register for public sale the 85,000 shares of common stock issuable upon the exercise of the warrants held by Solid ISG. ECBC has agreed with the other selling shareholders to include their shares in this registration statement.

      ECBC will not receive any proceeds from the resale of the shares by the selling shareholders. The costs of registering the shares offered by the selling shareholders are being paid by ECBC. The selling shareholders will pay all other costs of the sale of the shares offered by them.

      The following table identifies the selling shareholders and the shares which are being offered for sale by the selling shareholders.

                                             Shares which   Shares to     Share
                                          may be Acquired    be Sold   Ownership
                         Number of        Upon Exercise of    in this     After
Name                     Shares Owned   Options or Warrants  Offering   Offering

Acion Investments, Limited  428,812                          125,000    303,812
Albertson, Bruce and Edna   136,399          20,000          156,399
Albertson, Bruce R., Jr.     23,006                           23,006
Ankrum, Keith                18,187                           18,187
Aronson, Inette               2,000                            2,000
B.K.P.W. Partnership         14,549                           14,549
Barr, Gregory                 4,001                            4,001
Bass, Lucille                 5,000                            5,000
Birdwell, Lyle                8,000                            8,000
Bond                         10,000                           10,000
Bristol, George              10,000                           10,000
Bronstein, Alex               7,000                            7,000
Burg, Jame                    1,454                            1,454
Butterfield, Roger           10,000                           10,000
Bock, Joe                     3,637                            3,637
C & D America, Inc.          36,373                           36,373
Calebrese, John           1,910,493                          500,000  1,410,493

                                             Shares which   Shares to     Share
                                          may be Acquired    be Sold   Ownership
                         Number of        Upon Exercise of   in this      After
Name                     Shares Owned   Options or Warrants  Offering   Offering

Callow, Daniel                4,000                           4,000
Campbell, Jim                10,000                          10,000
Capitshare Funds              5,370                           5,370
Carver, Richard D.           12,503                          12,503
Clafferty, M. - Intercont Svcs. 10,000                       10,000
Clinton, Mark                 6,547                           6,547
Comolli, Tamara              18,187                          18,187
Continental Capital & Equity
    Corporation                             100,000         100,000
Courtney, Eric                5,456                           5,456
Crozer, Robert M.            18,187                          18,187
Direct Resource Group, Inc.  46,376                          46,376
Dowd, Arthur                  9,093                           9,093
Edidin, Cathleen             10,912                          10,912
Erb, Connie & Steven          6,102                           6,102
Fayette, James J.             4,001                           4,001
Fetzer, Bruce & Barb         10,000                          10,000
Freuck, Esther               25,461                          25,461
Fritz, Mark                  12,730                          12,730
Genco Overseas Ventures
    Limited                 428,812                         125,000     303,812
Goglia, Stanley              11,000                          11,000
Gore, Ron                     7,274                           7,274
Graham, Dr. Patrick          65,224                          65,224
Guzov, Debra                  3,330                           3,330
Hager, William                5,000                           5,000
Halperin, Barry S.          100,025                         100,025
Heidenreich, Jerry R. and
    Debra R.                 10,000                          10,000
Hodge, Dave                   5,000                           5,000
Hoffman, Birte                5,000                           5,000
Hudson, Rosemary              5,000                           5,000
Holt, Sharon S.              17,883                          17,883
Iannotti, John                3,661                           3,661
Investor Resource Services   10,000                          10,000
Isidore Siegal Trust         10,000                          10,000
Itow, Marc                    5,001                           5,001
Jenkins, James P.            10,000                          10,000
Joseph Silver Enterprises    10,000                          10,000
Juranek, Robert               5,000                           5,000
Karounos, Dino & Hilde        3,637                           3,637

                                          Shares which      Shares to     Share
                                         may be Acquired     be Sold   Ownership
                         Number of       Upon Exercise of     in this     After
Name                     Shares Owned   Options or Warrants  Offering   Offering

Kaufman, Alan                20,000                          20,000
Kessel, Daniel               10,000                          10,000
Kleinman, Bonnie              9,093                           9,093
Klepetko, Frank             100,000                         100,000
Klepetko, Lawrence           10,000                          10,000
Kleyman, Boris               10,000                          10,000
Krane, Edwin                 10,000                          10,000
Krinsky, David               27,500                          27,500
Kubala, Robert               30,546                          30,546
Lessor Corp. C/O
 Terry Davison               10,003                          10,003
Levitt, Alda                 10,000                          10,000
Levy, Eric                    9,093                           9,093
Lica, Steven                 20,000                          20,000
Litchman, Sayre A.            5,001                           5,001
MH Enterprise               100,000                         100,000
MacLeod, Craig                  800                             800
Maiuro, Joseph K.            18,186                          18,186
Mayzer, Louise                6,002                           6,002
Molinari, Vincent                            25,000          25,000
Molinsky, Richard            10,000                          10,000
Molinsky, Victor             15,000                          15,000
Molinsky, Maria              10,003                          10,003
Morra, Bruce Steven          10,000                          10,000
Muller, Guy                  10,003                          10,003
Nathan, Stuart               10,000                          10,000
Nilva, Veniamin              20,000                          20,000
Northcut, William E.         10,000                          10,000
Olsen, Gregory               72,746                          72,746
O'Steen, Grace               15,000                          15,000
Ostrow, Gary                 14,549                          14,549
Ostrow, Robert                2,728                           2,728
Pannu, Debra B.               7,274                           7,274
Parnes, Alan                 18,000                          18,000
Patton, Robert               10,000                          10,000
Pearlman, Herbert            10,003                          10,003
Piteo, Mario and Lou Marsella 3,637                           3,637
Podmolik, V.F. c/o Lucille Bass 5,000                         5,000
Polak, Werner                13,000                          13,000
Poto, Donald                 90,933                          90,933
Provence, Dave               19,278                          19,278
Prussin, Jarret               3,637                           3,637

                                          Shares which      Shares to    Share
                                         may be Acquired     be Sold   Ownership
                         Number of       Upon Exercise of     in this     After
Name                     Shares Owned   Options or Warrants  Offering   Offering

Prussin, Ross                 3,637                           3,637
Pype, Pierre                 20,000                          20,000
Raskin. Edward               72,982                          72,982
Raymond C. Wheaton Trust     10,003                          10,003
Riccio, Frank                72,746                          72,746
Rodabaugh, Dr. Galon         20,000                          20,000
Rohrbacher, Michael           4,000                           4,000
Rohrs, Roger                 15,000                          15,000
Rountree, William                            20,000          20,000
Rosche, Timothy              18,305                          18,305
Rosen, Fred                  16,000                          16,000
Rosen, Arnold               862,553                         455,559     406,994
Rosen, Bonnie J., IRA       120,027                          26,043      96,385
Rosen, Esther                16,005                          16,005
Rosen, Eugene                 9,821                           9,821
Russo, Peter                  5,000                           5,000
SJG Management, Inc. Profit
    Sharing Fund             23,642                          23,642
Saccoccio, August            16,000                          16,000
Scheft, Michael                              20,000          20,000
Schlecht, David               6,102                           6,102
Schlosser, James A.           9,099                           9,099
Seals, D.                    50,000                          50,000
Seasons Development Corp.    90,933                          90,933
Shapiro, Sam                 10,003                          10,003
Simmons, Bryan               20,000                          20,000
Smith, Bill                  25,461                          25,461
Solfisburg, William          18,187                          18,187
Solid ISG Capital Markets, LLC               85,000          85,000
Strassner, Bernard           15,000                          15,000
Vossler, Ralph                2,000                           2,000
Wagda, Joseph                10,000                          10,000
Wailand, George              10,000                          10,000
Warstler, Michelle            9,093         _______           9,093
                                                       ------------
                                            270,000       3,684,202

      See "Comparative Share Data" for information concerning the terms of the options held by certain selling shareholders.

      If all shares offered by this prospectus are sold, the following persons will own more than 1% of ECBC's common stock. Each of the other selling shareholders will own less than 1% of ECBC's common stock.

Name                               Percentage Ownership

Acion Investments, Limited                 3.3%
John Calebrese                            15.2%
Genco Oversesas Ventures Limited           3.3%
Arnold Rosen                               4.4%
Bonnie Rosen                                 1%

      Manner of Sale. The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o face-to-face transactions between sellers and purchasers without a broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. ECBC has agreed to indemnify the selling shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         ECBC has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. ECBC has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". ECBC has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

Shares Covered by Separate Registration Statement

     Up to 100,000 shares of common stock issuable upon the exercise of the warrants held by Continential Capital & Equity Corporation as well as 2,447,841 shares of common stock held by certain shareholders of ECBC, are being offered for public sale by means of a separate registration statement which has been filed with the Securities and Exchange Commission

                            DESCRIPTION OF SECURITIES
Common Stock

         ECBC is authorized to issue 100,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of ECBC's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by ECBC. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

         ECBC is authorized to issue up to 20,000,000 shares of preferred stock. ECBC's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of ECBC.

Transfer Agent

     American Securities Transfer and Trust, Inc. is the transfer agent for ECBC's common stock.

                                     EXPERTS

         The balance sheet of ECBC as of December 31, 1999 and the Statement of Operations, Statement of Changes in Deficiency in Assets and Statement of Cash Flows for the year then ended and for the period from inception (March 25, 1998) to December 31, 1998 have been included herein in reliance on the report of Kaufman Rossin & Co., Professional Association, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                   LITIGATION

     There are no legal proceedings to which ECBC is a party or to which its properties are subject, other than routine litigation incident to ECBC's business which is covered by insurance or which would not have a material adverse effect on ECBC.

                                 INDEMNIFICATION

         ECBC's Bylaws authorize indemnification of a director, officer, employee or agent of ECBC against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of ECBC who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling ECBC pursuant to the foregoing provisions, ECBC has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

         ECBC is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by ECBC can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Securities and Exchange Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning ECBC is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov ECBC has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

--------------------------------------------------------------------------------



                            EAST COAST BEVERAGE CORP.
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 1999





--------------------------------------------------------------------------------

C O N T E N T S
                                                                      Page
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                                            1

FINANCIAL STATEMENTS

      Balance Sheet                                                     2

      Statements of Operations                                          3

      Statement of Changes in Deficiency in Assets                      4

      Statements of Cash Flows                                          5

      Notes to Financial Statements                                  6 - 19

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


Board of Directors
East Coast Beverage Corp.
Coral Springs, Florida


We have audited the accompanying balance sheet of East Coast Beverage Corp. as of December 31, 1999, and the related statements of operations, changes in deficiency in assets, and cash flows for the year ended December 31, 1999 and for the period from inception (March 25, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Coast Beverage Corp. as of December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from inception (March 25, 1998) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has sustained substantial operating losses and negative cash flows from operations since inception. In the absence of achieving profitable operations and positive cash flows from operations or obtaining additional debt or equity financing, the Company may have difficulty meeting current obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                KAUFMAN, ROSSIN & CO.

Miami, Florida
March 24, 2000 (Except for Note 2, as to which the date is April 7, 2000)

EAST COAST BEVERAGE CORP.
--------------------------------------------------------------------------------
BALANCE SHEET
DECEMBER 31, 1999

ASSETS
--------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and equivalents                                         $   115,364
   Accounts receivable (Note 4)                                     109,689
   Inventories (Note 5)                                           2,018,573
   Prepaid mold fee (Note 8)                                        118,866
   Prepaid expenses and other current assets (Note 6)               154,179
--------------------------------------------------------------------------------
      Total current assets

PROPERTY AND EQUIPMENT (NOTE 7)                                     679,321
--------------------------------------------------------------------------------
   TOTAL ASSETS                                                 $ 3,195,992
--------------------------------------------------------------------------------
LIABILITIES AND DEFICIENCY IN ASSETS
--------------------------------------------------------------------------------

CURRENT LIABILITIES
   Accounts payable                                             $ 1,790,668
   Accrued interest payable                                         164,580
   Notes payable - current portion (Note 12)                        525,000
   Due to stockholder - current portion (Note 9)                    765,516
--------------------------------------------------------------------------------
      Total current liabilities
--------------------------------------------------------------------------------
LONG-TERM DEBT
   Notes payable (Note 12)                                          650,000
   Due to stockholders (Note 9)                                   1,750,000
--------------------------------------------------------------------------------
      Total long-term debt
--------------------------------------------------------------------------------
DEFICIENCY IN ASSETS (NOTE 11)                                (   2,449,772)
--------------------------------------------------------------------------------
   TOTAL LIABILITIES AND DEFICIENCY IN ASSETS                   $ 3,195,992
--------------------------------------------------------------------------------

                             See accompanying notes.

EAST COAST BEVERAGE CORP.
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999 AND
THE PERIOD FROM INCEPTION (MARCH 25, 1998) TO DECEMBER 31, 1998

                                                       1999              1998
--------------------------------------------------------------------------------
SALES                                             $  4,403,499      $   478,066

COST OF GOODS SOLD                                   3,218,516          344,493
--------------------------------------------------------------------------------
GROSS PROFIT                                         1,184,983          133,573
--------------------------------------------------------------------------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
   Depreciation                                        121,544            1,001
   Freight                                             441,854           24,050
   General and administrative expense                1,703,525          758,210
   Professional fees and consulting                    505,105           46,250
   Promotion and advertising                         2,334,228            2,120
   Selling expenses                                    518,687                -
--------------------------------------------------------------------------------
      Total selling, general and administrative      5,624,943          831,631
--------------------------------------------------------------------------------

LOSS FROM OPERATIONS                            (    4,439,960)   (     698,058)

INTEREST EXPENSE AND FINANCING FEES                    820,333           40,259
--------------------------------------------------------------------------------

NET LOSS                                        ( $  5,260,293)   ( $   738,317)
--------------------------------------------------------------------------------

Weighted Average Number of Common Shares
 Outstanding                                         4,385,993        2,361,455
--------------------------------------------------------------------------------

Net loss per share                                   ( $  1.21)        ( $ 0.31)
--------------------------------------------------------------------------------

                            See accompanying notes.

EAST COAST BEVERAGE CORP.
--------------------------------------------------------------------------------
STATEMENT OF CHANGES IN DEFICIENCY IN ASSETS
FOR THE YEAR ENDED  DECEMBER 31, 1999 AND THE PERIOD FROM  INCEPTION  (MARCH 25,
1998) TO DECEMBER 31, 1998



                                        Preferred Stock,        Common Stock,
                                       $0.0001 Par Value;     $0.0001 Par Value;    Additional
                                        5,000,000 Shares          25,000,000         Paid-In
Description                                Authorized         Shares Authorized      Capital     Deficit
                                     -----------------------------------------------
                                       Shares     Amount      Shares    Par Value                             Total
------------------------------------------------------------------------------------------------------------------------

Issuance of stock, net of stock                             ,361,455
  returned                                  -     $    -   2             $   236     $   264     $     -     $   500

Net loss - period ended December 31,                                                             738,317)
  1998                                      -          -           -           -           -   (           ( 738,317)
------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1998                 -          -   2,361,455         236         264   ( 738,317)  ( 737,817)

Issuance of common stock related to
  employment agreements, net of
  stock returned                            -          -     910,000          91          49           -         140

Issuance of common stock for
  consulting services, net of
  stock returned                            -          -     800,666          80     197,086           -     197,166

Issuance of preferred stock for cash    1,000       0.10           -           -   1,000,000           -   1,000,000

Preferred stock offering costs              -          -           -           -   ( 100,000)          -   ( 100,000)

Issuance of common stock for loan
  agreement modification                    -          -     265,000          27     408,584           -     408,611

Issuance of options for loan
  agreement modification                    -          -           -           -      88,192           -      88,192

Conversion of preferred stock into                  0.10)                                 75)
  common stock                       (  1,000)  (            751,879          75   (                   -           -

Acquisition of net assets of USA                                                     200,037)                200,000)
  Services Systems, Inc.                    -          -     372,599          37   (                   -   (

Issuance of common stock under                                                      ,440,195                ,440,284
  Private Placement                         -          -     887,376          89   2                   -   2

Private placement offering costs            -          -           -           -   ( 244,388)          -   ( 244,388)

Dividends on preferred stock                -                      -           -           -   (  41,667)  (  41,667)

Net loss - year ended December 31,                                                               5,260,293)
  1999                                      -          -           -           -           -   (           ( 5,260,293)
------------------------------------------------------------------------------------------------------------------------

                                                            ,348,975                             $6,040,277( $2,449,772
Balance - December 31, 1999                 -     $    -   6             $   635     $3,589,870(       )           )
------------------------------------------------------------------------------------------------------------------------

                             See accompanying notes.

EAST COAST BEVERAGE CORP.
--------------------------------------------------------------------------------
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1999 AND
THE PERIOD FROM INCEPTION (MARCH 25, 1998) TO DECEMBER 31, 1998

                                                         1999            1998
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net
   loss                                            ( $ 5,260,293)   ( $ 738,317)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation                                        121,544          1,001
     Provision for bad debts                              12,187              -
     Stock issued for modification of loans              496,803              -
     Stock issued for professional services              197,306              -
     Changes in assets and liabilities:
        Accounts receivable                              215,262    (   337,138)
        Inventory                                     (  807,487)   ( 1,211,086)
        Prepaid assets                                (   85,261)   (   141,882)
        Other assets                                      23,111    (    25,713)

        Accounts payable and accrued expenses            552,298      1,202,950
--------------------------------------------------------------------------------
          Total adjustments                              725,763    (   511,868)
--------------------------------------------------------------------------------
          Net cash used in operating activities       (4,534,530)   ( 1,250,185)
--------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Loans to employee                                  (   33,300)   (    10,000)
   Purchases of property and equipment                (  777,247)   (    24,619)
--------------------------------------------------------------------------------
          Net cash used in investing activities       (  810,547)   (    34,619)
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net change in bank overdraft                       (   55,913)        55,913
   Net borrowings from stockholders                    1,284,640      1,230,876
   Net borrowings from related parties                 1,260,000              -
   Net proceeds from issuance of preferred stock         900,000              -
   Net proceeds from issuance of common stock          2,195,896            500
   Dividends paid                                     (   41,667)
   Loan acquisition costs                             (   85,000)
--------------------------------------------------------------------------------
          Net cash provided by financing activities    5,457,956      1,287,289
--------------------------------------------------------------------------------

NET INCREASE IN CASH AND EQUIVALENTS                     112,879          2,485

CASH AND EQUIVALENTS - BEGINNING                           2,485              -
--------------------------------------------------------------------------------

CASH AND EQUIVALENTS - ENDING                        $   115,364      $   2,485
--------------------------------------------------------------------------------

Supplemental Disclosures:
--------------------------------------------------------------------------------

   Interest paid                                     $   125,079      $  18,416
--------------------------------------------------------------------------------

                             See accompanying notes.

EAST COAST BEVERAGE CORP.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Business Description and Activity

            East Coast Beverage Corp. (the Company) was incorporated on March 25, 1998, under the laws of the State of Florida and effective August 31, 1999, became a public reporting Colorado Corporation through a reverse acquisition of a public shell corporation. The Company's business activity includes developing, producing and distributing Coffee House USA(TM), a proprietary line of all natural, ready to drink, bottled coffee drinks. In late 1998 the Company began production and distribution of its products throughout the continental United States, Hawaii and Guam.

            The Company uses third-party manufacturers to produce its products and for the year ended December 31, 1999, two manufacturers accounted for 100% of the Company's production of finished goods.

            All historical common stock data in the financial statements and notes to financial statements has been adjusted to give effect for
            i) a March 24, 1999, 25,000 for 1 forward stock split, ii) an exchange allocation of 8.194595 for 1 upon the reverse acquisition discussed below, and iii) a February 22, 2000 1 for 8.194595 reverse stock split.

            Reverse Acquisition

            Effective August 31, 1999, the Company entered into an Agreement to Exchange Common Stock with USA Service Systems, Inc. (USA), a non-operating public company. The Agreement provided for the exchange of 5,040,000 restricted shares of common stock of USA for all of the issued and outstanding shares of the Company. This transaction was treated for accounting purposes as a capital transaction. As the Company is the accounting acquirer in this "Reserve Acquisition," the financial statements of USA are considered to be a continuation of the Company. Concurrent with this merger, USA changed its name to East Coast Beverage Corp.

            Cash and Equivalents

            For purposes of the statement of cash flows, the Company considers cash and highly liquid securities (consisting primarily of money-market investments) with an original maturity or redemption option of three months or less to be cash and equivalents.

            During 1999 the Company maintained cash and equivalents with a brokerage firm and with a bank. Brokerage amounts are insured up to $500,000 (with a limit of $100,000 for cash) by the Securities Investor Protection Corporation while bank deposits are insured by the FDIC up to $100,000. The Company may, from time to time, maintain balances in excess of these insured limits.

--------------------------------------------------------------------------------
NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------


            Concentration of Credit Risk

            Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables. Trade receivables terms are generally 30 days. The Company performs services and extends credit based on an evaluation of the customers' financial condition without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

            Property and Equipment

            Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense currently.

            Depreciation

            Depreciation  of property  and  equipment  is  determined  utilizing straight-line and accelerated methods at various rates based generally on the estimated useful lives of the assets. The range of estimated useful lives is as follows:

               Office furniture and equipment                       5 to 7 years
               Machinery and equipment                              5 to 7 years
               Coolers and display equipment                        3 to 5 years

            Inventories

            Inventories are stated at the lower of cost (first-in, first-out method) or market (replacement cost). All inventories on hand at December 31, 1999 were held by third party storage facilities located in Batavia, New York, Sanger, California and Richwood, New Jersey.

            Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            The Company has recorded a deferred tax asset of approximately $1,964,000 at December 31, 1999, which is completely offset by a valuation allowance. Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income are modified.

--------------------------------------------------------------------------------
NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------


            Income Taxes

            The Company accounts for income taxes under the liability method according to Statement of Financial Accounting Standards No. 109. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

            Through December 31, 1998, the Company had elected, with the consent of the stockholders, to be taxed under S Corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income of the Company is reflected by the stockholders on their personal income tax returns. Effective January 1, 1999, in contemplation of issuing preferred stock, the Company terminated its S Corporation status.

            Revenue Recognition

            Revenue from product sales is recognized by the Company when title and risk of loss passes to the distributor, which generally occurs upon shipment from the manufacturing facilities or third party storage facilities.

            Advertising

            Advertising is expensed as incurred and is included in selling, general and administrative expenses.

            Net Loss Per Share

            The Company applies Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). Net loss per share is computed by dividing net loss and preferred stock dividends of $41,667 by the weighted average number of common shares outstanding during the reported periods. Outstanding stock equivalents were not considered in the calculation as their effect would have been anti-dilutive.

            Segment Reporting

            During 1998, the Company adopted Financial Accounting Standards Board ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in a single operating segment for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.

--------------------------------------------------------------------------------
NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------


            Fair Value of Financial Instruments

            The carrying values of cash and equivalents, accounts receivable and notes receivable approximate their fair values due to the short maturity of these instruments.

            The fair value of the notes payable and due to stockholder is determined by calculating the present value of the note by a current market rate of interest as compared to the stated rate of interest. The difference between fair value and the carrying values is not deemed to be significant.

            Comprehensive Income

              The items affecting comprehensive income are not material to the financial statements and, accordingly, are not presented herein.

            Reclassifications

              Certain amounts in the 1998 financial statements have been reclassified to conform with 1999 presentation.

            Year 2000 Uncertainties

            Although the Company has not identified or incurred any computer system or program problems, there is still a possibility that at some time during the Year 2000 their computer systems and programs, as well as equipment that uses embedded computer chips, may be unable to distinguish between the years 1900 and 2000. This may create system errors and failures resulting in the disruption of normal business operations. Although it is unlikely, there may be some third parties, such as governmental agencies, utilities, telecommunication companies, vendors and customers that at times may not be able to continue business with the Company due to their own Year 2000 problems.

NOTE 2.       GOING CONCERN

            The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has sustained substantial operating losses and negative cash flows from operations since inception. In the absence of achieving profitable operations and positive cash flows from operations or obtaining additional debt or equity financing, the Company may have difficulty meeting current obligations.

            Subsequent to December 31, 1999, approximately $2,400,000 due under notes payable and due to stockholder, plus accrued interest thereon of approximately $213,000 were converted into 1,011,165 shares of the Company's common stock. The Company continues to pursue the sale of its common stock through private placement offerings and subsequent to December 31, 1999 through April 7, 2000, the Company issued 933,901 shares of common stock for $2,568,230 less costs associated with these issuances of approximately $256,823.

--------------------------------------------------------------------------------
NOTE 2.     GOING CONCERN (Continued)
--------------------------------------------------------------------------------

            In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial obligations. Management believes that actions presently being taken, as described in the preceding paragraph, provide the opportunity for the Company to continue as a going concern.

NOTE 3.       MAJOR CUSTOMERS

              Sales to individual unaffiliated customers in excess of 10% of net sales were as follows:

                                      1999                        1998
                           -----------------------------------------------------
                               Amount     % of Sales      Amount      % of Sales
            --------------------------------------------------------------------

            Customer A       $  552,983        13%      $         -         -%
            Customer B       $  548,578        12%      $         -         -%
            Customer C       $  206,950         5%      $    49,412        10%
            Customer D       $   24,706         1%      $    49,104        10%

              Individual accounts receivable balances at December 31, 1999, in excess of 10% of total accounts receivable were as follows:

                                                                   % of Accounts
                                                                    Receivable,
                                                        Amount          Net
            --------------------------------------------------------------------

            Customer E                                $   24,980          20%
            Customer F                                $   18,651          15%
            Customer G                                $   15,325          13%

NOTE 4.       ACCOUNTS RECEIVABLE

            Accounts receivable at December 31, 1999 consisted of the following:

            Trade accounts receivable                                $ 121,876
            Less allowance for doubtful accounts                        12,187
            --------------------------------------------------------------------

                                                                     $ 109,689
            --------------------------------------------------------------------

            During 1999, the Company established an allowance for doubtful accounts through a charge to earnings of $12,187.

--------------------------------------------------------------------------------
NOTE 4.     ACCOUNTS RECEIVABLE (Continued)
--------------------------------------------------------------------------------

            The activity in the allowance for doubtful accounts during the year ended December 31, 1999 was as follows:
                                                                   Allowance for
                                                                      Doubtful
                                                                      Accounts
            --------------------------------------------------------------------

            Balance - December 31, 1998                              $       -
            1999 provision for doubtful accounts                        12,187
            1999 charge-offs                                                 -
            --------------------------------------------------------------------

            Balance - December 31, 1999                              $
            --------------------------------------------------------------------

              On December 2, 1999, the Company entered into a perpetual distribution agreement with an entity that is both a shareholder of the Company and is 50% owned by the CFO of the Company (Related Distributor). The Related Distributor was appointed as the exclusive distributor to certain significant territories and the Company does not have the right to unilaterally terminate this agreement absent "cause". Pursuant to this agreement, an "initial order" for approximately $1,328,000 of product was conveyed and invoiced to the Related Distributor in 1999, with the following payment terms:

                  February 28, 2000                               $  50,000
                  March 31, 2000                                    150,000
                  April 30, 2000                                    150,000
                  May 31, 2000                                      300,000
                  June 30, 2000                                     300,000
                  July 31, 2000                                     378,000

            Although, according to the distribution agreement all product conveyed to the Related Distributor is deemed to be property of the Related Distributor upon such conveyance, as the sales terms do not comply with the Company's normal polices, the Company does not record sales until such products are shipped from the manufacturer or warehouse to a third-party customer.

            The Related Distributor distribution agreement has additional provisions requiring, among other things, in the event of the sale of the Company or termination of the Related Distributor, the Related Distributor will be reimbursed at a price of $4.00 per case, since inception. At December 31, 1999, approximately $540,000 in reimbursements would be due to the Related Distributor in the event of the sale of the Company or termination of the Related Distributor.

              As of December 31, 1999, conveyances of $0 to the Related Distributor were recorded as sales and approximately $994,000 (cost) of product conveyed and invoiced is included in inventory as it remained in the custody of the manufacturer or third-party warehouses.

              In addition, in connection with this agreement the Company paid approximately $28,000 in commissions and consulting fees to the Related Distributor.

NOTE 5.     INVENTORIES

            Inventories at December 31, 1999 consisted of the following:

            Finished goods (invoiced to, and held
               on behalf of the Related Distributor)                 $ 994,187
            Raw materials                                            1,024,386
            --------------------------------------------------------------------

                                                                     $
            --------------------------------------------------------------------

NOTE 6.       PREPAID EXPENSES AND OTHER CURRENT ASSETS

            Prepaid expenses and other current assets consisted of the following at December 31, 1999:

            Employee advances                                       $    43,300
            Deposits                                                      2,602
            Prepaid consulting fees                                     108,277
            --------------------------------------------------------------------

                                                                    $
            --------------------------------------------------------------------

NOTE 7.       PROPERTY AND EQUIPMENT

            Property and equipment at December 31, 1999 consisted of the following:

            Office furniture and equipment                          $    11,462
            Machinery and equipment                                      18,700
            Coolers and display equipment                               771,704
            --------------------------------------------------------------------
                                                                         801,866
            Less: accumulated depreciation                         (    122,545)
            --------------------------------------------------------------------

                                                                    $
            --------------------------------------------------------------------

            Depreciation expense amounted to $121,544 and $1,001 in 1999 and 1998, respectively.

NOTE 8.       PREPAID MOLD FEE

            The Company entered into an agreement with a manufacturer, whereby a $150,000 mold fee was required in order to set up for the manufacture of bottles. The manufacturer will credit up to the full amount of the fee at a rate of $0.40 per gross (144) on all bottles manufactured for and accepted by the Company within a three year period. The Company received credits of $23,016 and $8,118 related to this agreement during 1999 and 1998, respectively. The Company believes that its production in 2000 will be sufficient to earn credit for the remaining prepaid mold fee amount.

NOTE 9.       DUE TO STOCKHOLDER

            At December 31, 1999, the Company had an unsecured loan payable to the Chief Executive Officer (CEO) in the amount of $2,515,516. The loan bears interest at 10% per annum, with principal and all accrued interest due on demand. Interest expense in connection with this note amounted to $181,007 during 1999. On January 10, 2000, $1,750,000 of this amount, plus accrued interest of approximately $160,000 was converted into 694,973 shares of common stock of the Company.

NOTE 10.      RISKS AND UNCERTAINTIES

            The Company is currently substantially dependent on two unrelated parties as manufacturers of their products. The Company is pursuing alternative production sources. Management believes that the loss of these current manufacturers would not significantly disrupt operations and that relationships with alternate manufacturers at similar costs could be established within a few weeks.

NOTE 11.      DEFICIENCY IN ASSETS
--------------------------------------------------------------------------------

            Private Placements

            During March and April 1999, pursuant to a Private Placement Memorandum, the Company issued 1,000 shares of convertible preferred stock for $1,000 per share. On August 25, 1999 these shares of preferred stock were converted into 751,879 shares of common stock. Costs associated with this offering amounted to approximately $100,000. Dividends paid in connection with the preferred shares were $41,667 for the year ended December 31, 1999.

            During the period from September 1999 through December 31, 1999, pursuant to a second private placement memorandum seeking up to $4,000,000 (Second Private Placement), the Company issued 887,376 shares of common stock for $2,440,284, or $2.75 per share. Costs associated with the second private placement amounted to approximately $244,000.

            Common Stock

            During August 1999, 12,778,545 shares of the Company's common stock were returned to the Company by certain shareholders in anticipation of the Reverse Acquisition.

            As of December 31, 1999, the Company had not issued certain stock certificates issuable in connection with employment agreements, consulting agreements, stock sales and founding stockholder shares due. However, as the Company is obligated to issue these shares, for financial reporting purposes, all are deemed to be issued and outstanding.

NOTE 12.      RELATED PARTY TRANSACTIONS

            Consulting Agreement

              On January 25, 1999, the Company entered into an agreement (Consulting Agreement) with an entity (Consultant) who is also a shareholder of the Company, to act as its agent and to perform consulting services and provide assistance with financial growth strategies. Under the terms of the Consulting Agreement, as amended on January 29, 1999, and April 4, 1999, the Company agreed to compensate the Consultant based upon various formulas, including the following:

a)    $20,000 paid on January 25, 1999;
b)    $2,500 per month for 12 months;
c) 704,576 shares (after giving effect for a return of shares by the consultant in anticipation of the Reverse Acquisition) of the Company's common stock;
d) Fees for debt moneys raised due to the efforts of Consultant shall be set at two percent (2%);
e)    Finder's fees computed at a rate to be agreed by both parties;

            Also under the Consulting Agreement, and in connection with the Second Private Placement, the Company agreed to pay the Consultant approximately $100,000 for each one million dollars raised, or part thereof, through parties introduced directly or indirectly by the Consultant.

            For the year ended December 31, 1999 compensation in the form of the Company's common stock and cash paid to the Consultant aggregated 700,000 shares and approximately $438,000, respectively.

            Second Consulting Agreement

            On August 1, 1999, in connection with the restructuring of the note payable discussed below, the Company entered into a second consulting agreement (Second Consulting Agreement) with an individual (Individual Consultant) who is also a shareholder of the Company. This agreement required the Individual Consultant to provide services including product market studies, customer relations and public relations assistance for six months from the date of the agreement. Under the terms of this agreement, the Company agreed to compensate the Individual Consultant based upon various formulas, as follows:

a) 25,000 shares of the Company's common stock, issuable 10 days after the signing of this agreement.
b) 20,833 shares of the Company's common stock, per month for a two month period, commencing 30 days after the signing of this agreement.

              For the year ended December 31, 1999, compensation in the form of the Company's common stock paid to the Individual Consultant aggregated 66,666 shares. On October 29, 1999 the Company amended the Second Consulting Agreement, to extend the terms for an additional six months, expiring on July 31, 2000 and agreed to compensate the Individual Consultant with 17,000 shares of the Company's common stock per month for a two month period, commencing 15 days after signing the agreement.

            Compensation related to this amendment is included in prepaid expenses and other current assets.

--------------------------------------------------------------------------------
NOTE 12.    RELATED PARTY TRANSACTIONS (Continued)
--------------------------------------------------------------------------------

            Third Consulting Agreement

            In May 1999, the Company entered into a consulting agreement with an entity who is also a shareholder of the Company, which provides for, among other things, payment of $100,000 per year for as long as the present majority shareholder maintains a controlling interest in the Company. Approximately $56,000 was paid in connection with this agreement for the year ended December 31, 1999.

            Notes Payable

            Between May and August 1999, the Company borrowed funds under notes payable aggregating $1,200,000 from the Individual Consultant, with interest at 10% to 12%; principal and accrued interest due at varying dates through April 2000. As consideration to restructure a certain note, and in connection with the Second Consulting Agreement discussed above, the Company agreed to issue the Individual Consultant 250,000 shares of the Company's common stock. Interest expense for the year ended December 31, 1999 related to this note amounted to $50,016. At December 31, 1999, $750,000 in notes payable and accrued interest of approximately $15,000 was due to the Individual Consultant. Subsequent to December 31, 1999, $250,000 in notes payable plus accrued interest of $2,383 was converted into 126,192 shares of the Company's common stock.

            During 1999 the Company borrowed funds under notes payable aggregating $475,000 from the Related Distributor, with interest at 15%; $75,000 principal and accrued interest due in July 2000 and $400,000 principal and accrued interest due in November 2000. Interest expense related to this note amounted to approximately $50,000 for the year ended December 31, 1999. Subsequent to December 31, 1999, $400,000 of these notes payable plus accrued interest of $50,229 was converted into 190,000 shares of the Company's common stock.

NOTE 13.      INCOME TAXES

            The components of the income tax benefit for the year ended December 31, 1999 were as follows:

            Current Benefit
               Federal                                               $       -
               State                                                         -

            Deferred Benefit
               Federal                                               1,686,000
               State                                                   278,000

            Increase in Valuation Allowance                        ( 1,964,000)
            --------------------------------------------------------------------

            Income Tax Benefit                                       $       -
            --------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 13.    INCOME TAXES (Continued)
--------------------------------------------------------------------------------

            The major elements contributing to the difference between the income tax benefit and the amount computed by applying the federal statutory tax rate of 34% to loss before income taxes are as follows for 1999:

            Tax benefit at U.S. Statutory rates                      $1,686,000
            State income tax benefit                                   278,000
            Change in valuation allowance                          ( 1,964,000)
            --------------------------------------------------------------------

            Income tax benefit                                       $       -
            --------------------------------------------------------------------

            At December 31, 1999 the Company had deferred tax assets of $1,964,000, principally comprised of net operating losses. The deferred tax assets were offset by a valuation allowance in the same amount. Deferred tax assets, net of a valuation allowance, are recorded when management believes it is more likely than not that tax benefits will be realized.

            The  Company  has  net   operating   loss   carryforwards   totaling
            approximately $5,260,000, expiring in 2019.

NOTE 14.      STOCK OPTION PLANS

            In February 2000, the Company established a Non-Qualified Stock Option Plan under which employees and non-employee directors and advisors may be granted options to purchase shares of the Company's common stock, at a price to be determined by a two or more director committee, which can not be less than the common stock fair market value at the date of grant. The Plan authorizes the issuance of up to 1,500,000 shares of the Company's common stock. At December 31, 1999, no options had been granted under this Plan. Subsequent to December 31, 1999, options to purchase 500,000 shares were granted to the CEO, in connection with his employment agreement.

            During 1999, the Company established an Incentive Stock Option plan, authorizing the issuance of options to purchase up to 1,500,000 shares of the Company's common stock to employees and non-employee directors and advisors. As of December 31, 1999 no options had been granted in connection with this plan.

            The Company has a Stock Bonus Plan, under which the Company's employees, directors, officer and consultants or advisors are eligible to receive a grant of the Company's common stock shares. At December 31, 1999, 250,000 shares of common stock were authorized in connection with this Plan and none had been granted.

              During 1999, the Company granted options to purchase 100,000 shares of common stock in connection with modification of debt.

--------------------------------------------------------------------------------
NOTE 14.    STOCK OPTION PLANS (Continued)
--------------------------------------------------------------------------------

              Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation," ("SFAS No. 123") requires the Company to record stock options granted to non-employees at fair value on the date of grant. The Company estimated the fair value of each stock option by using the Black Scholes pricing model with the following assumptions: expected life of the options of 13 months; volatility of 20%; no dividends; and a risk free interest rate of 6.00%.

              A summary of the Company's stock option activity, and related information for the year ended December 31, 1999 is as follows:

                                                                     Weighted
                                                        # of         Average
                                                      Options     Exercise Price
            --------------------------------------------------------------------

            Outstanding January 1, 1999                         -      $       -

               Granted                                    100,000           2.00
               Exercised                                        -              -
               Forfeited                                        -              -
            --------------------------------------------------------------------

            Outstanding and exercisable December 31,
            1999                                          100,000      $    2.00
            --------------------------------------------------------------------

              The weighted-average fair value of options granted during 1999, using the Black Scholes pricing model calculation was $.88 per option.

              The exercise price for options outstanding as of December 31, 1999 was $2.00. The remaining contractual life of these options at December 31, 1999 was 10 months.

NOTE 15.      COMMITMENTS AND CONTINGENCIES

            Employment Agreements

            The Company entered into employment agreements with certain key employees, effective October 1998 and February 2000.

            The agreements provide for, among other things, minimum annual salaries, performance bonuses based on meeting projected sales and issuance of common stock to certain employees. In addition, the CEO received stock options.

            Future annual minimum payments under these employment agreements are as follows:

            2000                                                       $ 688,344
            2001                                                         351,750
            2002                                                         351,750
            --------------------------------------------------------------------

                                                                       $
            --------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 15.    COMMITMENTS AND CONTINGENCIES (Continued)
--------------------------------------------------------------------------------

            Leases

            The Company leases its office facilities under a non-cancellable operating lease agreement expiring in 2000. The minimum rental commitment under this lease for year 2000 is $10,989.

            Total rent expense amounted to $15,141 and $11,199 in 1999 and 1998, respectively.

            Commitments

         Under a purchase agreement with a certain manufacturer, the Company is committed to minimum annual purchases of approximately $940,000. This amount would represent approximately 400,000 cases of coffee product per year. Management expects production to surpass this minimum, however, there can be no assurance this minimum will be met.

            Contingencies

         The Company is involved in various claims and legal proceedings of a nature considered normal to its business. The Company believes that the results of these claims will not have a material adverse effect on the Company's financial condition.

         In connection with the Second Private Placement, the Company agreed to file a registration statement covering the shares of common stock sold under the Private Placement. The Company has not filed such registration statement. The extent of the Company's liability, if any, can not be determined at this time.

NOTE 16.      SUBSEQUENT EVENTS

            On January 11, 2000, the Company granted options to purchase common stock to certain consultants as follows:

                                          Shares         Option       Expiration
                                         Issuable    Exercise Price      Date
            --------------------------------------------------------------------

            Individual Consultant          12,500     $     3.50         1-3-02
            Third Consultant               20,000           3.50         1-3-02
            Fourth Consultant              20,000           3.50         1-3-02

            Effective February 2, 2000 the Company entered into an agreement with a public relations firm (PR Consultant) whereby the PR Consultant will establish a financial public relations methodology to promote awareness of the Company in the investment community, assist the Company in the implementation of their business plan, conduct tele-marketing, assist with press releases and perform other public relations services. The term of the agreement is 12 months and provides for payments of $15,000 per month and options to purchase 200,000 shares of common stock at exercise prices from $7.00 to $10.00 per share.

NOTE 17.      SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

            During the fourth quarter the Company made certain adjustments deemed to be material to the results of the quarter, including the following:

      The Company charged approximately $1,470,000 to operations relating to promotional and advertising expenses.

      The Company charged approximately $152,000 to operations relating to professional and consulting fees.

      The Company charged approximately $611,000 to operations relating to interest expense and financing fees.

      The Company reversed sales of approximately $1,000,000 which were recorded in the third quarter.

                            EAST COAST BEVERAGE CORP.

                          Interim Financial Statements

                                 March 31, 2000

                                   (Unaudited)

EAST COAST BEVERAGE CORP.
--------------------------------------------------------------------------------
CONDENSED BALANCE SHEETS
MARCH 31, 2000 AND DECEMBER 31, 1999

ASSETS                              March 31, 2000                December 31,
                                               (Unaudited)              1999
--------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and equivalents                     $    285,604       $    115,364
   Accounts receivable                         2,158,424            109,689
   Inventories                                 2,150,167          2,018,573
   Prepaid mold fee                              112,960            118,866
   Prepaid expenses and other current assets     171,375            154,179
   ------------------------------------------------------------------------
   Total current assets

PROPERTY AND EQUIPMENT, net of
   accumulated depreciation of $174,387          707,189            679,321

     TOTAL ASSETS                            $ 5,585,719        $ 3,195,992
---------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued interest payable$ 3,222,984        $ 1,955,248
Notes payable - current portion                  375,000            525,000
Due to stockholder - current portion             276,016            765,516
---------------------------------------------------------------------------
     Total current liabilities

LONG-TERM DEBT
Notes payable                                          -            650,000
Due to stockholder                               700,000          1,750,000
---------------------------------------------------------------------------
     Total long-term debt                        700,000          2,400,000
---------------------------------------------------------------------------

STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)
Common stock, par value $.0001 per share; 5,000,000
   shares authorized; 8,236,142 and 6,348,975
   issued and outstanding                            824                635
Additional paid in capital                     8,325,714          3,589,870
Accumulated deficit                           (7,314,819)        (6,040,277)
----------------------------------------------------------------------------
   Total stockholders' equity
    (deficiency in assets)                     1,011,719         (2,449,772)
----------------------------------------------------------------------------

     TOTAL LIABILITIES AND STOCKHOLDERS'
         EQUITY (DEFICIENCY IN ASSETS)       $ 5,585,719        $ 3,195,992
---------------------------------------------------------------------------

                       See accompanying notes - unaudited

EAST COAST BEVERAGE CORP.
--------------------------------------------------------------------------------
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                             March 31, 2000      March 31, 1999
                                               (Unaudited)        (Unaudited)
-----------------------------------------------------------------------------

SALES                                       $   2,260,194       $ 1,854,509

COST OF GOODS SOLD                              1,595,136         1,314,966
---------------------------------------------------------------------------

GROSS PROFIT                                      665,058           539,543
---------------------------------------------------------------------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Depreciation                                       50,307             6,117
Freight                                           269,155           187,593
General and administrative expense                272,300           134,306
Professional fees and consulting                  160,445            61,323
Promotion and advertising                         794,903           676,503
Selling expenses                                  349,266           319,685
---------------------------------------------------------------------------
Total selling, general and administrative expenses                1,385,527
---------------------------------------------------------------------------

LOSS FROM OPERATIONS                           (1,231,318)         (845,984)

INTEREST EXPENSE AND FINANCING FEES
     ($41,868 AND $2,350 PAID TO STOCKHOLDER)      43,224            38,229
---------------------------------------------------------------------------

NET LOSS                                       (1,274,542)        ($884,213)
-----------------------------------------------------------------------------

Weighted Average Number of Common Shares
     Outstanding                                7,709,036         2,361,455
---------------------------------------------------------------------------

Net loss per share - basic and diluted            ($0.17)            ($0.37)
----------------------------------------------------------------------------

                       See accompanying notes - unaudited

EAST COAST BEVERAGE CORP.
CONDENSED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                               March 31, 2000    March 31, 1999
                                                 (Unaudited)        (Unaudited)
-------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                      ($1,274,542)       ($884,213)
---------------------------------------------------------------------------
Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation                                  50,307            6,117
     Changes in assets and liabilities:
        Accounts receivable                    (2,048,735)         (26,037)
        Inventory                                (131,594)         (66,569)
        Prepaid assets                              5,906           27,213
        Other assets                              (17,196)         (25,713)
        Accounts payable and accrued expenses   1,480,348          500,251
--------------------------------------------------------------------------
            Total adjustments                    (660,964)         415,262
--------------------------------------------------------------------------
       Net cash used in operating activities   (1,935,506)      (468,951)
---------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment             (78,175)        (155,740)
---------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in bank overdraft                                       (27,794)
Net borrowings from stockholders                  210,500          175,000
Net borrowings from (payments to)
  related parties                                (150,000)         475,000
Net proceeds from issuance of common stock      2,123,421               --
--------------------------------------------------------------------------
 Net cash provided by financing activities      2,183,921          622,206
--------------------------------------------------------------------------

NET INCREASE IN CASH AND EQUIVALENTS              170,240           (2,485)

CASH AND EQUIVALENTS - BEGINNING                  115,364            2,485
--------------------------------------------------------------------------

CASH AND EQUIVALENTS - ENDING               $     285,604    $          --
------------------------------------------------------------------------------

Supplemental Disclosures

------------------------------------------------------------------------------
  Interest paid                            $       56,661    $      38,229

Non-Cash Financing Activities:

  Conversion of debt to common stock         $  2,400,000$               --
------------------------------------------------------------------------------

  Conversion of accrued interest payable
    to common stock                          $    212,612     $          --
-----------------------------------------------------------------------------

EAST COAST BEVERAGE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------

NOTE 1.  BASIS OF PRESENTATION

            The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

            The financial data at December 31, 1999 is derived from Company's audited financial statements which are included elsewhere in this prospectus and should be read in conjunction with the audited financial statements and the notes thereto.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Net Loss Per Share

            The Company applies Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reported periods. Outstanding stock equivalents were not considered in the calculation as their effect would have been anti-dilutive.

            Segment Reporting

            During 1998, the Company adopted Financial Accounting Standards Board ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in a single operating segment for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.

--------------------------------------------------------------------------------
NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------


            Reclassifications

              Certain amounts in the 1999 financial statements have been reclassified to conform with 2000 presentation.

NOTE 3.  GOING CONCERN

            The Company has sustained substantial operating losses and negative cash flows from operations since inception. In the absence of achieving profitable operations and positive cash flows from operations or obtaining additional debt or equity financing, the Company may have difficulty meeting current obligations.

            In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial obligations. Management believes that actions presently being taken provide the opportunity for the Company to continue as a going concern.

NOTE 4.  CONCENTRATIONS

            As of March 31, 2000,  approximately  70% of the Company's  accounts receivable were from a related party. Sales to the related party for the three months ended March 31, 2000 represented approximately 70% of total sales.

NOTE 5.  CONTINGENCIES

         In connection with the a Private Placement, the Company agreed to file a registration statement covering the shares of common stock sold under the Private Placement. The Company has not filed such registration statement. The extent of the Company's liability, if any, can not be determined at this time.

NOTE 6.  SUBSEQUENT EVENTS

            During the period from April 1, 2000 through May 8, 2000, pursuant to the private placement memorandum the Company issued 470,454 shares of common stock for $1,293,748 or $2.75 per share. Costs associated with this private placement amounted to approximately $130,000.

            Effective May 2000, the Chief Executive Officer converted $701,250 of loans and accrued interest into 255,000 shares of company stock at $2.75 per share.

                                     PART II

                     Information Not Required in Prospectus

Item 24.  Indemnification  of Officers  and  Directors.


     The Colorado Business Corporation Act and the Company's Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 25. Other Expenses of Issuance and Distribution.
         -------------------------------------------

         SEC Filing Fee                                         $ 2,871
         NASD Filing Fee                                             --
         Blue Sky Fees and Expenses                               2,000
         Printing and Engraving Expenses                            500
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                             5,000
         Miscellaneous Expenses                                   4,629
                                                               --------

         TOTAL                                                  $40,000
                                                                =======

         All expenses other than the S.E.C. and NASD filing fees are estimated.

Item 26. Recent Sales of Unregistered Securities.
         ---------------------------------------

         The following information sets forth all securities of the Company which have been sold during the past three years and which securities were not registered under the Securities Act of 1933, as amended. All historical share data has been adjusted to reflect a 8.194595-for-one reverse split of the Company's common stock, which was approved by the Company's shareholders on February 22, 2000.

   A. In November 1998 the Company issued 706,258 shares of common stock to the former shareholders of USA Service Systems, Inc. (28 in number) in exchange for all of the issued and outstanding shares of USA Service Systems, Inc. A total of 333,659 shares were subsequently returned to the Company for cancellation.

   B. In August 1999 the Company issued 5,040,000 shares of its common stock to the former shareholders (fourteen in number) of East Coast Beverage Corp., a Florida corporation in exchange for all of the issued and outstanding shares of East Coast Beverage Corp.

   C. Between September 1999 and May 31, 2000 the Company sold 2,233,832 shares of its common stock to 91 persons (70 of whom are accredited investors) at a price of $2.75 per share.

 D.   The Company has also sold shares of common stock to the following persons:

                                    Number
Name                   Date         of Shares         Consideration

Arnold Rosen        09/01/99         34,000           Consulting Services
Arnold Rosen        10/20/99         15,000           Extension of Maturity
                                                      of loan

John Calebrese      01/10/00        694,973           Payment of loan
Rayguard Enterprises01/10/00        190,000           Conversion of loan
Arnold Rosen        01/11/00        126,192           Conversion of loan
John Calebrese      05/15/00        255,000           Conversion of loan

   The sales of the Company's common stock referred to in Sections A and D were exempt from Registration pursuant to Section 4 (2) of the Securities Act of 1933. The shares of common stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired these shares were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's common stock acquired the securities for their own accounts. The certificates evidencing the shares of common stock will bear legends stating that the shares represented by the certificates may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares of common stock referred to in Sections A and D are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission.

   The sales of the Company's common stock referred to in Sections B and C were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission. The shares of the common stock were acquired for investment purposes only and without a view to distribution. The persons who acquired these shares were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's common stock acquired the securities for their own accounts. The certificates evidencing the common these shares will bear legends stating that they may not be offered, sold or transferred other that pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares of common stock referred to in Sections B and C are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission.

Item 27. Exhibits

         Exhibits                                        Page Number

1        Underwriting Agreement                                 N/A
                                                      --------------------

2.    Share Exchange Agreement between USA
      Service Systems, Inc. and East Coast
      Beverage Corp.                                             *
                                                           -------------

3.1      Articles of Incorporation,                               *
                                                      ------------------------
         as restated and amended

3.2      Bylaws                                                   *
                                                      ------------------------

4.1   Incentive Stock Option Plan                                 *
                                                      ------------------------

4.2      Non-Qualified Stock Option Plan                          *
                                                      ------------------------

4.3      Stock Bonus Plan                                         *
                                                      ------------------------

5     Opinion of Counsel                                          *
                                                      ------------------------

10       Employment Agreements                                    *
                                                      ------------------------

23.1     Consent of Attorneys                                     *
                                                      ------------------------

23.2     Consent of Accountants                                   *
                                                      ------------------------

24.      Power of Attorney                            Included as part of the
                                                      Signature Page

27.      Financial Data Schedules                     ____________

* Incorporated by reference to the same exhibit filed as part of the Company's registration statement on Form SB-2 (Commission File # 333-31188).

Item 28. Undertakings.
         ------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

     (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Springs, Florida, on the 29th day of June, 2000.

                                  EAST COAST BEVERAGE CORP.


                                  By: /s/ John Calebrese
                                     --------------------------------------
                                      John Calebrese, Chief Executive Officer


                                  By: /s/ Bruce Schames
                                    --------------------------------------
                                      Bruce Schames, Principal Financial Officer
                                      and Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

 /s/ John Calebrese
John Calebrese                      Director              June 29, 2000


 /s/ Edith G. Osman
---------------------
Edith G. Osman                      Director              June 29, 2000